Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Second Quarter 2013 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA August 1, 2013 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter of 2013 and updated its financial guidance for the year.

Second Quarter Highlights

•	Sales grew 6.1% compared to second quarter 2012 (5.7% excluding currency)

•	Diluted EPS was $0.86 per share

•	Raises 2013 adjusted diluted EPS guidance to between $3.10 and $3.25

•	Receives $20 million exclusivity payment for SmartDose™ delivery system

•	Announces dividend increase and two-for-one stock-split

Summary comparative results for the second quarter were as follows:

($ millions, except per-share data)	Three Months Ended June 30,
	2013	2012
Net Sales	$344.5	$324.8
Gross Profit	110.9	98.7
Reported Operating Profit	42.5	35.6
Adjusted Operating Profit(1)	42.5	39.5
Reported Diluted EPS	$0.86	$0.45
Adjusted Diluted EPS(1)	$0.86	$0.79

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements. See discussion under the heading "Non-GAAP Financial Measures” in this release.

Consolidated sales grew by 6.1%, or $19.7 million, compared to the second quarter of 2012, led by increased sales of Pharmaceutical Packaging System's (PPS) standard packaging components and Pharmaceutical Delivery System's (PDS) proprietary products. Currency translation added 0.4% to sales growth.

Consolidated gross profit grew 12.4%, to $110.9 million, yielding a consolidated gross profit margin of 32.2%, a 1.8 percentage-point increase over second quarter of 2012. The gross margin improvement was driven primarily by price increases, which outpaced increases in raw material and other production costs in the quarter, and by production efficiencies.

R&D costs of $9.5 million were 2.8% of revenue, compared to $8.2 million and 2.5% of revenue in the prior-year quarter. The increase is attributable primarily to continuing investments in SmartDose and SelfDoseTM delivery systems. SG&A costs were $5.3 million higher than in the comparable 2012 period, $2.5 million of which was related to increases in employee benefit, annual merit pay and stock-based compensation costs. In addition, outside service costs were $1.1 million higher as a result of supply-chain efficiency initiatives, system implementation costs, and sales commissions. Operating profit was $42.5 million, compared to adjusted operating profit of $39.5 million in the prior-year period. The effective tax rate on adjusted pre-tax profit declined one percentage point from the prior-year period, to 26.5% for 2013, and income from non-controlled affiliates was $0.4 million lower at $1.7 million. Net income of $30.2 million and a 1.2 million reduction in the fully-diluted share count contributed to EPS of $0.86 in the quarter, compared to adjusted net income of $27.9 million and adjusted EPS of $0.79 in the prior-year period.

The Company announced today that it will split its common shares two-for-one by paying a 100% stock dividend on September 26, 2013, to shareholders of record on September 12, 2013. The Company also announced that the fourth-quarter 2013 dividend will increase by one cent, to $0.20 per share, which will be paid following the stock split at $0.10 per share on a post-split basis. The cash dividend will be paid on November 6, 2013 to shareholders of record on October 23, 2013.

Executive Commentary

“Both business segments delivered improvements when compared to the very strong second quarter of 2012, which was a breakout quarter for our high-value products” said Donald E. Morel Jr., PhD, West's Chairman and Chief Executive Officer. “Sales growth continues to be solid and we improved consolidated gross margin 1.8 percentage points on the combination of higher prices, production efficiencies and softer commodity markets. The margin expansion comes on top of a 4.0 percentage point improvement in the second quarter of 2012. In the PDS business, sales of proprietary administration systems and CZ containers grew by over 30%, lifting gross margins and offsetting a decline in contract manufacturing revenue that was due to projects being delayed. We also received a $20 million exclusivity fee in the quarter for SmartDose. Although not significant to our results in 2013, it represents a substantial milestone for that technology.”

“We are raising our full-year 2013 adjusted EPS estimate to $3.10 to $3.25 based on our expectations for sales growth, which are between 6% and 9% on a constant currency basis. The Packaging Systems' order backlog stands 14% higher than the same time last year. We have begun to make progress reducing lead times, and customers are beginning to respond by placing orders later. That may limit backlog growth and our visibility, but has not reduced our sales expectations, which are for consolidated sales growth to accelerate in the second half of 2013 from the 6.4% achieved in the first half of the year. We also expect that SG&A growth will moderate, while R&D investment will continue to increase, in the second half of 2013.”

“Demand for our high value components continues to grow, which we believe will continue for the foreseeable future. Our critical geographic expansion plans are on schedule. We are making important progress with our proprietary delivery technologies. Together with our efficiency programs, these are critical elements of our growth plans.”

“Today we also announced the twenty-first consecutive annual increase in our cash dividend and a two-for-one stock split, reflecting the confidence of our Board of Directors and management in the long-term prospects for our businesses.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems second quarter sales were $251.5 million, 6.7% higher when compared to the second quarter of 2012 (6.3% excluding currency effects). Sales of high-value pharmaceutical packaging components grew 3.3% excluding currency effects, primarily due to strong sales of FluroTec®-coated products. Standard pharmaceutical packaging and disposable component sales grew 7.4% excluding currency, led by pre-fillable syringe components. Sales improvements in the Company's European region, which is its largest measured by sales, generated most of the growth in the quarter, while growth in the Americas was moderate and Asian sales were marginally lower.
Gross profit was $92.7 million in PPS, 12.1% higher than that reported in the prior-year period. Gross profit margin improved 1.8 percentage points to 36.9%. Most of the improvements in gross profit and margin were attributed to higher selling prices and production efficiencies that were partially offset by higher labor rates and small increases in raw material and overhead costs.
SG&A costs increases outpaced sales growth, rising $3.7 million to $32.4 million, or 12.9% of sales, compared to 12.2% of sales in the second quarter of 2012. The increase was a result of increased outside service costs in connection with information technology and supply-chain efficiency initiatives, as well as incentive and annual compensation increases. Operating profit grew 12.5% to $56.8 million, compared to $50.5 million reported in the prior-year period. As a result, operating profit margin improved 1.2 percentage points, to 22.6%.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales of $93.3 million were 4.7% higher in the quarter, compared to the corresponding 2012 period, or 4.3% excluding currency effects. Sales of proprietary products were $5.8 million, or 32.7% higher than reported for the prior-year period, at constant exchange rates. These comprised 26% of segment sales, compared to

20% in the prior-year period. Leading products included administration systems, which were driven by a growing number of customer products incorporating reconstitution aids, and by CZ vials and cartridges. Growth in CZ vial sales is being driven by generic demand while cartridge demand is for pre-commercial product development. Contract manufacturing revenues declined $2.1 million, or 2.9%, as slowing demand for mature customer products was not fully offset by new business, in part a result of customer delays in obtaining new product approvals.
Sales growth drove an increase in gross profit to $18.2 million during the quarter, a $2.2 million increase over the prior-year period, and gross profit margin of 19.5% was 1.6 percentage points higher than in the 2012 quarter. The improvement in gross profit and margin was largely attributed to proprietary administration systems sales, as well as to selling prices and efficiencies that more than offset higher material and labor costs.
SG&A costs of $10.7 million, were $1.5 million higher than in the prior-year period, and were 11.5% of sales, compared to 10.3% in the 2012 quarter. Increases were primarily in third-party sales commissions and compensation. R&D costs grew $1.0 million, to $5.9 million or 6.4% of segment revenue due to investments in the SmartDose electronic patch injector and in the SelfDose auto-injector device, in-licensed during the third quarter of 2012.
Net other income declined from $3.6 million to $0.7 due primarily to $3.8 million of mostly non-recurring development fee income that was recognized in the prior-year period. A $20 million exclusivity fee for SmartDose was received in the current quarter and will be recognized over the 13-year remaining life of the agreement. As a result, operating profit was $2.3 million in the current quarter, compared to $5.5 million in the 2012 period.

Corporate and Other

Stock-based compensation expense increased from $4.3 million in the prior-year period to $5.0 million in the current quarter, due primarily to increased estimates for future payouts under performance-driven share award programs. General corporate costs declined $0.5 million, to $7.9 million, as declines in costs, including incentive compensation and occupancy costs, more than offset increases in experience-rated medical benefit costs.
Net interest expense of $3.7 million in the quarter was lower than the $4.0 million reported in the prior-year period as a result of an increase in interest costs capitalized in connection with capital projects.
The Company's quarterly tax expense reflects an expected annual effective tax rate for 2013 of 26% on adjusted pre-tax earnings, compared to the 27.3% actual annual effective tax rate for 2012. The expected reduction in the estimated annual rate is primarily due to the reinstatement of the U.S. tax credit for increasing research activities in 2013. The estimated annual rate excludes the tax-effects of items described in “Non-GAAP Financial Measures,” including the benefit of the reinstatement of the U.S. tax credit for increasing research activities retroactive to 2012.

Financial Guidance

The Company's full-year 2013 revenue and EPS guidance is summarized below:

(in millions, except EPS)	Current 2013 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,350 to $1,390	$1,360 to $1,400
Consolidated gross profit margin (% of sales)	31.5% to 32.0%	31.2% to 31.8%
Pharmaceutical Packaging Systems sales	$990 to $1,020	$990 to $1,020
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	35.5% to 36.0%	35.3% to 35.7%
Pharmaceutical Delivery Systems sales	$360 to $370	$370 to $380
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	20.3% to 21.3%	20.5% to 21.5%
Full-Year diluted EPS	$3.13 to $3.28	$3.08 to $3.23
Full-Year adjusted diluted EPS (2)	$3.10 to $3.25	$3.05 to $3.20

(2)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.30 for the remainder of 2013, unchanged from the Company's prior guidance.

The Company's estimated guidance for 2013 includes between $5 million and $6 million in expected sales and development income, and between $0.06 and $0.08 of diluted earnings per share, that are associated with customers' research and pre-commercial work with Daikyo Crystal Zenith and other proprietary administration devices, the nature of which increases the risk that actual results may be lower than estimates.

The Company narrowed its 2013 capital spending estimate to between $125 million and $140 million, from its prior guidance of $125 million to $150 million. That guidance excludes $35 million in costs related to the Company's new headquarters and research facility that were incurred and recorded in 2012 and earlier years, but which were funded in 2013.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 866-318-8613 (U.S.) or 617-399-5132 (International). The passcode is 88976013.
A live broadcast of the conference call will be available at the Company's web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company's website.
An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, August 8, 2013, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 99015893.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP), and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt to total invested capital
West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company's overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded.

In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company's business.
In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three- and six-month periods presented in the accompanying tables:

Restructuring, impairment & related charges - During the three and six months ended June 30, 2012, we incurred restructuring, impairment and related charges of $3.7 million and $4.1 million, respectively, the majority of which related to impairment charges of $3.4 million, as we concluded that the estimated fair value of one of our product lines no longer exceeded the carrying value of the related assembly equipment and intangible asset. The remaining charges during the three and six months ended June 30, 2012 were restructuring and related charges associated with the restructuring plan announced in December 2010.

Acquisition-related contingencies - During the three and six months ended June 30, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million and $0.4 million, respectively, due to fair value adjustments.

Extinguishment of debt - During the six months ended June 30, 2013, we repurchased $1.7 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047 (the “Convertible Debentures”), resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value. During the three and six months ended June 30, 2012, we recognized a pre-tax loss on debt extinguishment of $11.6 million related to our repurchase of $158.4 million of our Convertible Debentures, which consisted of a $6.2 million premium over par value, a $4.4 million write-off of unamortized debt issuance costs and $1.0 million in transaction costs.

Discrete tax items - During the six months ended June 30, 2013, we recorded a discrete tax benefit of $1.3 million related to the reinstatement of the Research and Development tax credit in January 2013. In accordance with U.S. GAAP, although the tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013. During the six months ended June 30, 2012, we recorded a $0.3 million reduction of our deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
Net sales	$344.5	100%	$324.8	100%	$683.9	100%	$641.1	100%
Cost of goods and services sold	233.6	68	226.1	70	461.3	67	441.3	69
Gross profit	110.9	32	98.7	30	222.6	33	199.8	31
Research and development	9.5	3	8.2	2	18.6	3	16.5	3
Selling, general and administrative expenses	59.7	17	54.4	17	118.7	17	105.7	16
Restructuring and other items	—	—	3.9	1	—	—	4.5	1
Other expense /(income), net	(0.8)	—	(3.4)	(1.0)	(0.6)	—	(4.2)	(1.0)
Operating profit	42.5	12	35.6	11	85.9	13	77.3	12
Loss on debt extinguishment	—	—	11.6	4.0	0.2	—	11.6	2.0
Interest expense, net	3.7	1	4.0	1	7.7	1	7.8	1
Income before income taxes	38.8	11	20.0	6	78.0	12	57.9	9
Income tax expense	10.3	3	6.5	2	18.9	3	16.4	3
Equity in net income of affiliated companies	1.7	1	2.1	1	2.8	—	3.3	1
Net Income	$30.2	9%	$15.6	5%	$61.9	9%	$44.8	7%
Net income per share:
Basic	$0.87		$0.46		$1.79		$1.32
Assuming dilution	$0.86		$0.45		$1.76		$1.27
Average common shares outstanding	34.7		34.0		34.6		33.9
Average shares assuming dilution	35.4		36.6		35.3		36.9

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales:	2013	2012	2013	2012
Pharmaceutical Packaging Systems	$251.5	$235.8	$503.0	$471.5
Pharmaceutical Delivery Systems	93.3	89.2	181.5	169.9
Eliminations	(0.3)	(0.2)	(0.6)	(0.3)
Consolidated Total	$344.5	$324.8	$683.9	$641.1

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$56.8	$50.5	$115.5	$104.1
Pharmaceutical Delivery Systems	2.3	5.5	3.5	7.8
US pension expense	(3.7)	(3.8)	(7.5)	(7.6)
Stock-based compensation expense	(5.0)	(4.3)	(10.4)	(7.4)
General corporate costs	(7.9)	(8.4)	(15.2)	(15.1)
Adjusted Operating Profit	42.5	39.5	85.9	81.8
Restructuring and other items	—	(3.9)	—	(4.5)
Reported Operating Profit	$42.5	$35.6	$85.9	$77.3

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended June 30, 2012	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$35.6	$11.6	$6.5	$15.6	$0.45
Restructuring, impairment & related charges	3.7	—	1.4	2.3	0.06
Acquisition-related contingencies	0.2	—	—	0.2	0.01
Extinguishment of debt	—	(11.6)	1.8	9.8	0.27
Adjusted (Non-GAAP)	$39.5	$—	$9.7	$27.9	$0.79

Six-months ended June 30, 2013	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$85.9	$0.2	$18.9	$61.9	$1.76
Extinguishment of debt	—	(0.2)	—	0.2	0.01
Discrete tax items	—	—	1.3	(1.3)	(0.04)
Adjusted (Non-GAAP)	$85.9	$—	$20.2	$60.8	$1.73

Six-months ended June 30, 2012	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$77.3	$11.6	$16.4	$44.8	$1.27
Restructuring, impairment & related charges	4.1	—	1.5	2.6	0.07
Acquisition-related contingencies	0.4	—	0.1	0.3	0.01
Extinguishment of debt	—	(11.6)	1.8	9.8	0.26
Discrete tax items	—	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$81.8	$—	$19.5	$57.8	$1.62

Please refer to the “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES NON-GAAP MEASURES RECONCILIATION OF 2013 ADJUSTED DILUTED EPS GUIDANCE TO 2013 REPORTED GUIDANCE

Full Year 2013 Guidance (3)(4)
Adjusted diluted EPS guidance	$3.10 to $3.25
Extinguishment of debt	(.01)
2012 R&D tax credit	.04
Reported diluted EPS guidance	$3.13 to $3.28

(3)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.30 for the remainder of 2013. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.
(4)  The 2013 consequences of those items described in “Non-GAAP Financial Measures,” and similar items that may be incurred during 2013, are excluded from the adjusted diluted EPS guidance for 2013.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Six Months Ended June 30,
	2013	2012
Depreciation and amortization	$41.2	$37.4
Operating cash flow	$98.4	$66.0
Capital expenditures	$83.8	$69.4

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of June 30, 2013	As of December 31, 2012
Cash and Cash Equivalents	$190.6	$161.9
Debt	$394.8	$411.5
Equity	$784.2	$728.9
Net Debt to Total Invested Capital(5)	20.7%	25.5%
Working Capital	$394.6	$295.5

(5) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders' equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.